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                                                                 EXHIBIT 3.1(b)




                                   AMENDMENT
                                       TO
               STATEMENT OF DESIGNATIONS, PREFERENCES AND RIGHTS
                   OF SERIES A CONVERTIBLE PREFERRED STOCK OF
                                  USTEL, INC.

         Pursuant to Section 302A.401 of the Minnesota Business Corporation Act of the State of Minnesota.

Introduction

         UStel, Inc., a Minnesota corporation (the "Corporation") certifies that pursuant to the authority contained in Article III of its Articles of Incorporation and in accordance with the provision of Section 302A.401 of the Minnesota Business Corporation Act of the State of Minnesota, its Board of Directors adopted on February ___, 1997 the following resolution amending its Statement of Designations, Preferences and Rights of Series A Convertible Preferred Stock:

         RESOLVED THAT the Statement of Designations, Preferences and Rights of Series A Convertible Preferred Stock of UStel, Inc. under the heading Conversion, subparagraph (iii) shall be amended to read as follows:

         "(iii) Each share of Series A Convertible Preferred Stock shall be convertible into 1.3636 shares of the Corporation's common stock, subject to the provision set forth in (iv) below."

In witness whereof, UStel, Inc. has caused this Amendment to Statement of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its Chairman and Chief Executive Officer and attested to by its Secretary this ____ day of February 1997.

UStel, Inc.


________________________________________
By:      Robert L.B. Diener
         Chairman and Chief Executive Officer


Attest:


________________________________________
By:      Wouter van Biene, Secretary